Jody M. Walker
                             Attorney-At-Law
                         7841 South Garfield Way
                          Centennial, CO 80122
303-850-7637               jmwalker85@earthlink.net     303-220-9902
  telephone                                               facsimile

                               Exhibit 5

June 18, 2004


CONSENT AND OPINION OF COUNSEL


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549-1004

Gentlemen:

I am securities counsel to Develocap, Inc., a Nevada Corporation (the "Company"). I have, in such capacity, examined and am familiar with the Articles of Organization, as amended to date, and the By-laws of the Company, and have examined the records of corporate proceedings. I have also examined and am familiar with such other documents as I have considered necessary for rendering my opinion hereinafter set forth.

Based upon the foregoing, I am of the opinion that the shares of Common Stock, $.001 par value, of the Company reserved for issuance under the Develocap, Inc. 2004 Non-Statutory Stock Option Plan dated January 27, 2004, will, when issued in accordance with the terms of such plan, be legally issued, fully paid and non-assessable.

In addition, I hereby consent to the use of our name in the above opinion filed with the Registration Statement on Form S-8.

Very truly yours,





/s/ Jody M. Walker
-------------------------
Jody M. Walker